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Exhibit 5

[TROUTMAN SANDERS LLP LETTERHEAD]

        April 22, 2002

CompuCredit Corporation
245 Perimeter Center Parkway
Suite 600
Atlanta, Georgia 30346

Ladies and Gentlemen:

        We have acted as your special counsel in connection with the filing with the Securities and Exchange Commission of a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Act"), relating to the registration for resale of 30,000 outstanding shares of Series A Preferred Stock (the "Series A Preferred Stock") and the registration for initial issuance of up to 5,375,000 shares of Common Stock which are potentially issuable upon the conversion of the Series A Preferred Stock (the "Common Stock"; and together with the Series A Preferred Stock, the "Shares"). This opinion is being provided at your request for inclusion in the Registration Statement.

        In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

        Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable and that to the extent Common Stock is issued pursuant to the conversion of the Series A Preferred Stock, the Common Stock will be duly authorized and validly issued and will be fully paid and nonassessable.

        The opinions set forth herein are limited to the Georgia Business Corporation Code. We are not opining as to any laws other than the laws of the State of Georgia (including, but not limited to, "blue sky" or other state securities laws) or as to the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                    Very truly yours,

                    /s/ TROUTMAN SANDERS LLP

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Exhibit 5